BNC Bancorp Announces Earnings for 2011

HIGH POINT, N.C., Jan. 31, 2012 /PRNewswire/ -- BNC Bancorp (NASDAQ: BNCN) ("Company"), parent company for Bank of North Carolina ("Bank"), today reported financial results for the fourth quarter and year ended December 31, 2011.

(Logo: http://photos.prnewswire.com/prnh/20030917/BNCLOGO)

For the quarter ended December 31, 2011, net income was $1.4 million, or $0.13 per share. Income available to common shareholders was $797,000, or $0.08 per diluted share, an increase compared to the loss of $6.7 million, or $0.61 per diluted share, reported for the same period in 2010. In the fourth quarter of 2011, the Company incurred $723,000 of one-time expenses associated with merger and acquisition activities, which reduced after-tax diluted earnings per share by $0.07.

For the year ended December 31, 2011, net income was $6.9 million, or $0.64 per share. Income available to common shareholders was $4.5 million, or $0.45 per diluted share, a decrease compared to the $5.5 million, or $0.61 per diluted share, reported for the year-ended December 31, 2010. Included in the financial results for the years ended December 31, 2011 and 2010 are $7.8 million and $19.3 million, respectively, of acquisition gains from FDIC-assisted transactions.

Total assets at December 31, 2011 were $2.45 billion, an increase of $305.0 million, or 14.2%, compared to $2.15 billion at December 31, 2010. The increase was due to strong organic growth in our North Carolina franchise, along with $148 million in assets from the acquisition of Blue Ridge Saving Bank ("Blue Ridge") and $53 million from the acquisition of Regent Bank of South Carolina ("Regent").

W. Swope Montgomery, Jr., President and CEO, noted, "We are proud of the Company's many achievements in 2011, as our management team has continued to go above and beyond even my highest expectations. We have either announced or closed three strategically important acquisitions during the year; recruited and built state of the art mortgage and SBA platforms; grew non-covered loans by over 15%; expanded our presence in both Raleigh and Charlotte, the two highest growth markets in North Carolina; added exceptional executive level talent to our internal infrastructure; and most importantly, reported positive trends in delinquency indicators, non-performing assets, and credit quality metrics."

Highlights of 2011:

  Credit Trends Improving (non-covered)
    Loan Past Dues 30-89 days declined from a high of 1.16% in March to 0.29%.
    Non-performing loans declined from a high of 2.78% to 1.40%.
    Non-performing assets declined from a high of $56.1 million to $40.4 million.
    Pre-2009 vintage Construction and Development loans are down from a high of $223 million to $18 million.
    During the fourth quarter, took additional discounts below appraised values on certain large OREO properties, or loans in the final stages of the foreclosure process, to accelerate the expected disposition or sales cycle to within 6 months.

  M&A Activities
    Acquired Blue Ridge Savings Bank, a $168 million thrift with six offices in western North Carolina - Asheville, Hendersonville, Brevard, Boone, Maggie Valley, and Mooresville – through a FDIC-assisted transaction completed on October 14, 2011.
    Acquired in an all cash transaction, Regent Bank of South Carolina, a $53 million thrift with one office located in Greenville, South Carolina, which closed on December 31, 2011.
    Announced an all-stock transaction with KeySource Commercial Bank, a $220 million commercial bank with one office located in Durham, North Carolina, which is expected to close in the second quarter of 2012.
    None of the acquisitions required additional capital raises to complete.

  Organic Growth
    Increased non-covered loans, excluding loans acquired in the Regent transaction, by $158.9 million, or 13.3%.
    Increased demand deposits by $106.5 million, or 11.2%.
    Recruited a proven leader to expand mortgage operations by assembling a veteran team of 13 support professionals and 27 originators to provide mortgage lending in the Charlotte, Raleigh, Asheville, Piedmont-Triad, and Lake Norman markets in North Carolina, and the Myrtle Beach, Hilton Head, and Greenville markets in South Carolina.  We anticipate this team, when fully phased-in, to close and sell into the secondary market in excess of $350 million in mortgages annually.
    Recruited a seasoned leader to build a SBA origination team, which includes all SBA certifications, with underwriters and an experienced lending staff in both Raleigh and Charlotte, North Carolina.
    Absorbed necessary start-up costs for the mortgage and SBA divisions in 2011.

  Executive Level Talent
    Recruited a highly seasoned risk professional to serve as our Chief Enterprise Risk Officer.  This executive joined our Company after a twenty plus year career in banking; most recently serving seven years in a senior leadership position with one of the top regional banks known for its stellar risk management practices and results.

Montgomery continued, "The highlights outlined above are impressive during any operating environment, but clearly magnified given the very tough economic, regulatory, and operating environments that currently face our industry. Through the dedication of our Board, our management, and our entire employee base, we continue to move our Company forward by carefully executing a strategic plan centered around exceptional talent, a high regard for balance between risk management and production, banking markets that can provide above-average growth in either core deposits, loans, or both, and the structural integrity essential to produce returns that warrant superior valuations. The highlights above have each contributed directly to this mission.

There are two steps that must happen before our Company can rid itself of the elevated costs of the recent credit cycle. One, there must be a clear improvement in the quality of the loan portfolio, evidenced by a meaningful decline in the migration from the performing portfolio into non-performing loans. Second, the non-performing portfolio must be worked through the foreclosure process and there must be a disposition or sale of the resulting OREO. Over the past three quarters, we have reported declines in both the delinquency ratios of our performing portfolio and the migration of performing into non-performing loans. In addition, the primary contributor to the elevated non-performing loan levels over the past three years has been defaults in construction and development loans originated prior to 2009. To provide further support that the positive trends in the loan portfolio are justified and sustainable, of the $223 million of pre-2009 vintage construction and development loans previously in the loan portfolio, only $18 million remain outstanding.

With the above mentioned positive credit trends in place, we are now increasingly focused on accelerating the disposition of OREO. During the fourth quarter, we evaluated many options for accelerating the disposition of OREO. Where a normal OREO sales cycle can be up to 18 months, we ultimately decided the best course of action included taking substantial discounts on the larger OREO properties in order to accelerate the sales cycle on these properties to within six months. This decision resulted in an additional impairment charge during the fourth quarter of $7.4 million on $23.4 million of OREO or loans in the final stages of the foreclosure process, resulting in an updated carrying value of $15.0 million. Many of these properties have now been marked at significant discounts to appraised values and to levels where we have received confirmed interest from multiple parties, and therefore, believe our internal team can liquidate the selected assets in a more cost-effective manner than a bulk sale option. While taking charges is never an easy decision, these discounts will help us return our Company to more normalized operating results, with the disposition of the larger, more costly properties within the OREO portfolio."

Blue Ridge Savings Bank Acquisition. Effective October 14, 2011, the Bank entered into a Purchase and Assumption Agreement with the FDIC to acquire Blue Ridge Savings Bank, a ten-branch savings bank headquartered in Asheville, NC. Blue Ridge had approximately $168 million in assets and $160 million of customer deposits. The Agreement contains a loss-share arrangement that covers all loans and foreclosed assets from the first dollar of loss up to 80 percent of all assets purchased. With FDIC approval to close four less productive offices in December, the planned integration is on schedule with the core systems conversion scheduled for mid-February.

Regent Bank of South Carolina Acquisition. On December 31, 2011, the Bank closed on its acquisition of Regent Bank of South Carolina, a federal savings association in Greenville, South Carolina. Regent operates one office in Greenville with acquired loans of $32 million and acquired deposits of $43 million. This was a small, low-risk acquisition that accelerated the Bank's entry into the high-growth Greenville market. Full systems integration took place over the weekend of January 27th and the office opened as BNC Bank on January 30th.

Additional Operating Highlights from Fourth Quarter

Since December 2010, total loans increased $201.3 million, or 13.3%, while non-covered loans increased by $190.6 million, or 15.9%. At December 31, 2011, the Company's loan portfolio included $320.0 million in loans covered under loss-share agreements and $1.39 billion of non-covered loans. During the fourth quarter of 2011, the Company's acquisitions of Blue Ridge and Regent increased loans covered under loss-share agreements by $65.6 million and loans not covered by loss-share agreements by $31.7 million, respectively. Loans acquired from Beach First, Blue Ridge and Regent are accounted for under fair value and shown net of any related credit and yield adjustments.

Gross Loan Growth
(dollars in thousands; unaudited)

	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Total loans	$ 1,709,483	$ 1,572,566	$ 1,528,547	$ 1,528,727	$ 1,508,180
Loans covered by loss-share, at fair value	320,032	262,673	283,685	301,436	309,342
Loans not covered by loss-share	$ 1,389,451	$ 1,309,893	$ 1,244,862	$ 1,227,291	$ 1,198,838

Loan growth (quarter/quarter):
Total loans	8.7%	2.9%	0.0%	1.4%	2.2%
Loans not covered by loss-share	6.1%	5.2%	1.4%	2.4%	4.7%
Annual growth of non-covered loans	15.9%

OREO at December 31, 2011 totaled $68.5 million, an increase of $28.8 million from December 31, 2010. Increases during the fourth quarter included $30.1 million of OREO covered under loss-share agreements from the Blue Ridge acquisition. At December 31, 2011, the Company's non-covered OREO portfolio totaled $20.9 million.

At December 31, 2011, the carrying value of loans and OREO covered by loss-share agreements was $320.0 million and $47.6 million, respectively, with a corresponding indemnification receivable from the FDIC of $91.9 million.

Total deposits at December 31, 2011 were $2.12 billion, an increase of $290.1 million from December 31, 2010. While overall deposit growth continues to be an emphasis, more important is the increase in transactional account deposits. Over the one-year period, transactional accounts, which are comprised of non-interest bearing and interest-bearing demand accounts, increased $106.5 million, or 11.2%. During the fourth quarter of 2011, the Company's acquisitions of Blue Ridge and Regent increased deposits by $178.9 million. At December 31, 2011, time deposits were 50.2% of total deposits, compared to 48.1% and 47.5% at December 31, 2010 and September 30, 2011, respectively. Management believes that the Blue Ridge and Regent acquisitions will provide good markets for core deposit growth.

Total Deposit Growth
(dollars in thousands; unaudited)

	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Non-interest bearing demand	$ 145,688	$ 130,978	$ 128,694	$ 116,286	$ 107,547
Interest-bearing demand	909,402	833,190	835,967	849,392	841,062
Time deposits	1,063,097	871,436	885,922	905,173	879,461
Total	$ 2,118,187	$ 1,835,604	$ 1,850,583	$ 1,870,851	$ 1,828,070

Growth (Quarter/Quarter)	15.4%	-0.8%	-1.1%	2.3%	-1.5%

Operating Results

Net interest income for the fourth quarter of 2011 was $20.1 million, an increase of $3.8 million from the comparable period last year, and an increase of $3.2 million from the prior quarter. Taxable-equivalent net interest margin increased 47 basis points from the fourth quarter of 2010 to 4.18%. Compared to the third quarter of 2011, taxable-equivalent net interest margin increased 39 basis points from 3.79%.

During the fourth quarter of 2011, the Company's average yield on interest-earning assets increased 20 basis points while the average rate on interest-bearing liabilities decreased 31 basis points when compared to the fourth quarter of 2010. When compared to the third quarter of 2011, the Company's yield on average earning assets increased by 32 basis points, while the cost of average interest-bearing liabilities decreased 11 basis points.

Net interest income in the fourth quarter was impacted by the accretion of yield and fair value discounts on the acquired loan portfolios. During the fourth quarter of 2011, accretion totaled $3.1 million, compared to $1.2 million in the fourth quarter of 2010, and $1.0 million in the third quarter of 2011. The additional accretion was due to accelerated cash flows on the Beach First loan portfolio, and accretion on the performing Blue Ridge loan portfolio utilizing a level-yield basis over the economic life of the loans.

Net interest income for the year ended December 31, 2011 was $70.4 million, an increase of $10.2 million, or 16.9% from the comparable period last year. Taxable-equivalent net interest margin increased 28 basis points from the year ended December 31, 2010 to 3.93%. Average interest-earning assets were $1.94 billion for the year ended December 31, 2011, an increase of $136.7 million from the same period of 2010.

Quarterly Average Yields / Costs (Tax-Equiv. Basis)
(unaudited)

	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Earning asset yield	5.80%	5.48%	5.55%	5.66%	5.60%
Cost of interest-bearing liabilities	1.62%	1.73%	1.73%	1.81%	1.93%
Cost of funds	1.52%	1.62%	1.62%	1.71%	1.83%
Net interest spread	4.18%	3.76%	3.82%	3.85%	3.67%
Net interest margin	4.18%	3.79%	3.84%	3.87%	3.71%

Non-interest income was $12.2 million and $3.8 million for the fourth and third quarters of 2011, compared to $1.8 million for the prior year fourth quarter. Included in non-interest income for the fourth quarter of 2011 was $7.8 million of acquisition gain from a FDIC-assisted transaction, $34,000 of net gains on sales of investments, and $1.3 million of income associated with FDIC receivable and related loss-share receipts. Excluding the FDIC related income and the sales of investment securities, non-interest income was $3.0 million for the current quarter, an increase of 42.7% from the $2.1 million reported for the fourth quarter of 2010 and 20.1% from the $2.5 million in the third quarter of 2011. When compared to the fourth quarter of 2010, increases were primarily due to growth in earnings on bank-owned life insurance of $137,000 and increases in mortgage fee income of $474,000. During the second quarter of 2011, the Company's original mortgage origination platform was terminated and replaced with a more robust platform that is expected to drive increases in mortgage origination volume and fee income in future periods. In addition, the Company's new SBA division became operational during 2011, with $333,000 of SBA fee income recorded during the fourth quarter of 2011.

Non-interest income was $20.8 million for the year ended December 31, 2011, compared to $28.8 million for the same period in 2010. Included in non-interest income for the years ended December 31, 2011 and 2010 were $7.8 and $19.3 million, respectively, of acquisition gains from FDIC-assisted transactions.

Non-interest expenses for the fourth quarter of 2011 increased $6.3 million compared to the same quarter a year ago, and were $8.8 million higher than the third quarter of 2011. Loan, foreclosure and collection expenses increased by $3.9 million during the fourth quarter of 2011 when compared to the same quarter in 2010, primarily from valuation adjustments of OREO properties, and were $6.1 million higher than the third quarter of 2011. During the fourth quarter of 2011, there was $1.2 million of additional non-interest expense associated with the Blue Ridge acquisition.

The Company's personnel costs have increased $1.4 million, or 19.5%, during the fourth quarter of 2011 when compared to the same quarter a year ago, and were $644,000 higher than the previous quarter. All of the increases in personnel costs are attributable to investments in the new mortgage and SBA lending platforms, as well as additions to our personnel from our acquisitions and our new offices in the Charlotte and Raleigh markets. All of these additions are expected to contribute to our long-term focus on driving both top line and fee income growth. Professional and other services and Other expenses increased by $655,000 and $789,000, respectively, when compared to the same quarter a year ago, primarily from costs associated with the acquisition during the fourth quarter of 2011 and related franchise growth. Specific acquisition related costs totaled $723,000 during the fourth quarter of 2011. All other non-interest expense categories have seen nominal increases when compared to the same quarter a year ago.

Non-interest expense was $67.9 million for the year ended December 31, 2011, compared to $55.2 million for the same period in 2010, an increase of $12.7 million. This increase was primarily in salaries and employee benefits, which increased $6.5 million, from both investments in new lending platforms and having increased expenses from the current year acquisition and a full year of expense from the prior year acquisition. Additionally, loan foreclosure and collection expenses increased $5.0 million during 2011.

Non-Interest Income / Non-Interest Expense
(dollars in thousands; unaudited)

	Three Months Ended			Year Ended
	12/31/2011	9/30/2011	12/31/2010	12/31/2011	12/31/2010
Non-interest income
Mortgage fees	$ 1,044	$ 581	$ 570	$ 2,230	$ 1,583
Service charges	751	744	753	3,190	3,083
Investment brokerage fees	204	357	193	945	326
Earnings on bank-owned life ins	429	414	292	1,688	986
Gain (loss) on sale of securities	34	1,032	(6)	1,202	535
Gain (loss) on acquisition	7,800	-	(28)	7,800	19,261
Other	1,906	711	73	3,748	3,039
Total non-interest income	$ 12,168	$ 3,839	$ 1,847	$ 20,803	$ 28,813

Non-interest expense
Salaries and employee benefits	$ 8,796	$ 8,152	$ 7,362	$ 31,810	$ 25,340
Occupancy and equipment	1,944	1,593	1,662	6,620	5,363
Data processing and supply	613	514	549	2,291	2,113
Advertising/business development	481	326	1,007	1,733	1,994
Professional and other services	1,628	668	973	4,166	4,012
FDIC insurance assessments	488	485	810	2,433	2,970
Loan, foreclosure and collection	8,105	1,975	4,159	14,072	9,054
Other	1,469	1,002	680	4,739	4,326
Total non-interest expense	$ 23,524	$ 14,715	$ 17,202	$ 67,864	$ 55,172

Asset Quality

Net charge-offs for the fourth quarter of 2011 were $10.0 million, which included $3.8 million of loans covered under loss-share agreements where the Company's cost was 20% or $760,000. Combined with the $6.2 million of non-covered charge-offs, the Company incurred $7.0 million in charge-off losses, or 1.70% of average loans annualized compared to $2.7 million, or 0.70% reported for the third quarter of 2011. Nonperforming assets not covered by loss-share were 1.93% of total assets and 6.57% including covered assets at December 31, 2011, compared to 2.75% and 6.24%, respectively, at September 30, 2011. The covered assets are covered by FDIC loss-share agreements that provide 80% protection on those assets and are being carried at estimated fair value.

Asset Quality Information
(dollars in thousands; unaudited)

	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Nonaccrual loans not covered by loss-share	$ 19,442	$ 29,844	$ 31,822	$ 34,047	$ 26,224
Nonaccrual loans covered by loss-share	67,854	61,711	62,259	69,377	64,753
OREO not covered by loss-share	20,927	22,736	24,289	21,663	23,912
OREO covered by loss-share	47,577	22,747	23,348	15,811	15,825
90 days past due not covered by loss-share	-	-	-	124	44
90 days past due covered by loss-share	5,425	23	-	-	4,554
Total nonperforming assets	$ 161,225	$ 137,061	$ 141,718	$ 141,022	$ 135,312
Nonperforming assets not covered by loss-share	$ 40,369	$ 52,580	$ 56,111	$ 55,834	$ 50,180

Total assets	$ 2,454,930	$ 2,197,758	$ 2,146,745	$ 2,157,280	$ 2,149,932
Total assets less covered assets	2,087,321	1,912,338	1,839,712	1,840,033	1,824,765

Total loans	1,709,483	1,572,566	1,528,547	1,528,727	1,508,180
Total accruing loans	1,622,187	1,481,011	1,434,466	1,425,303	1,417,203
Total loans less fair value loans	1,357,717	1,309,893	1,244,862	1,227,291	1,198,838
Total loans less covered loans	1,389,451	1,309,893	1,244,862	1,227,291	1,198,838

Total allowance for loan losses	31,008	24,177	23,373	24,325	24,813
Allowance for loans not covered by loss-share	23,899	24,177	23,373	24,325	24,813
Allowance for loans covered by loss-share	7,109	-	-	-	-

Ratio of nonperforming assets to total assets	6.57%	6.24%	6.60%	6.54%	6.29%
Not covered by loss-share	1.93%	2.75%	3.05%	3.03%	2.75%

Ratio of nonperforming loans to total loans	5.43%	5.82%	6.15%	6.77%	6.34%
Not covered by loss-share	1.40%	2.28%	2.56%	2.78%	2.19%

Ratio of allowance for loan losses to total loans	1.81%	1.54%	1.53%	1.59%	1.65%
Total loans less fair value loans to allowance not
covered by loss-share	1.76%	1.85%	1.88%	1.98%	2.07%

Net charge-offs, QTD	$ 10,036	$ 2,719	$ 3,985	$ 3,988	$ 6,006
Net charge-offs, non-covered portion, QTD (1)	7,015	2,719	3,985	3,988	6,006
Ratio of net charge-offs, non-covered portion, QTD
to average total loans, annualized (1)	1.70%	0.70%	1.03%	1.05%	1.62%

Loans restructured/modified not included in above,	$ 41,516	$ 32,294	$ 30,036	$ 25,857	$ 5,107
(not past due or on nonaccrual)

(1) Non-covered portion represents the Company's non-covered charge-offs and the 20% portion of the charge-offs relating to loans covered under loss-share agreements.

During the fourth quarter of 2011, the Company recorded a provision for loan losses of $8.2 million, an increase from the $3.5 million recorded during the third quarter of 2011. Of the $8.2 million in provision expense, $6.0 million related to legacy non-covered loans and $2.2 million in related loss-share loans. The Company recorded a $10.9 million provision for loss-share loans, of which $8.7 million was recorded through a FDIC indemnification asset. The remaining $2.2 million, representing 20% of the provision, was charged through the Company's provision for loan losses. The allowance for loan losses was $31.0 million at December 31, 2011, and $24.2 million at September 30, 2011. Loan loss reserves to total period-end loans were 1.81% and 1.54% at December 31, 2011 and September 30, 2011, respectively, compared to 1.65% reported at December 31, 2010. Excluding the loans acquired that are marked to fair value, loan loss reserves to period-end loans not covered by loss-share decreased from 1.85% and 2.07% reported at September 30, 2011 and December 31, 2010, respectively, to 1.76% at December 31, 2011.

Nonaccrual loans not covered by loss-share agreements totaled $19.4 million at December 31, 2011, a decrease of $10.4 million compared to $29.8 million at September 30, 2011. Loans migrating into nonaccrual status during the quarter totaled $8.1 million. Nonaccrual loans covered by loss-share agreements totaled $67.8 million, an increase of $6.1 million compared to $61.7 million at September 30, 2011. The increase primarily resulted from the additional $12.1 million of nonaccrual loans acquired from the Blue Ridge acquisition.

Performing Troubled Debt Restructures (TDR's) increased $9.2 million during the quarter to $41.5 million, of which $1.9 million is covered under loss-share. The increase in TDRs during the quarter consists of performing loans that were renewed at rates or terms in line with current market transactions, but cautiously deemed as concessionary due to elevated risk in the specific loan sectors.

OREO not covered by loss-share agreements totaled $20.9 million at December 30, 2011, a decrease of $1.8 million from the $22.7 million reported at September 30, 2011. The change primarily consisted of $9.5 million in additions at fair value, $6.6 million in valuation adjustments, and $5.2 million in sales.

Capital Position

The Company continues to maintain strong capital ratios. Shareholders' equity was $163.9 million at December 31, 2011, an increase of $11.6 million from December 31, 2010. Tangible common book value per share was $9.60 at December 31, 2011, an increase from $8.49 at December 31, 2010 and an increase from $9.59 at September 30, 2011. Core tangible book value, which excludes the very volatile mark-to-market component, was $9.49 at December 31, 2011, a slight decrease from the $9.55 at September 30, 2011. All of the Bank's and Company's capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

On January 17, 2012, the Board of Directors of BNC Bancorp declared a $0.05 per share quarterly cash dividend on its common stock and Series B Preferred stock, payable February 24, 2012 to shareholders of record on February 10, 2012.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.5 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 31 full-service banking offices in North and South Carolina. The Bank's seven locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's stock is traded and quoted in the NASDAQ Capital Market under the symbol "BNCN."

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. BNC Bancorp's management uses these "non-GAAP" measures such as "core" or "recurring" earnings in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC Bancorp and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC Bancorp, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) expected cost savings and other benefits anticipated in connection with our acquisitions of Beach First, Regent, and Blue Ridge may not be fully realized or realized within the expected time frame; (iii) the performance of our mortgage and SBA division; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC Bancorp or at all. Additional factors affecting BNC Bancorp and the Bank are discussed in BNC Bancorp's filings with the Securities and Exchange Commission (the "SEC"), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission's website at www.sec.gov where you can review those documents. BNC Bancorp does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	December 31, 2011	December 31, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 28,449	$ 25,329	12.3%
Interest expense	8,338	9,051	(7.9)
Net interest income	20,111	16,278	23.6
Provision for loan losses	8,158	12,000	(32.0)
Net interest income after provision for loan losses	11,953	4,278	179.4
Non-interest income	12,168	1,847	558.8
Non-interest expense	23,524	17,202	36.8
Income (loss) before income tax expense (benefit)	597	(11,077)	NM
Income tax expense (benefit)	(801)	(5,021)	NM
Net income (loss)	1,398	(6,056)	NM
Preferred stock dividends and discount accretion	601	600	0.2
Net income (loss) available to common shareholders	$ 797	$ (6,656)	NM

PER SHARE DATA
Earnings per share, basic	$ 0.08	$ (0.61)	NM
Earnings per share, diluted	0.08	(0.61)	NM
Tangible common book value per share	9.60	8.49	13.0

Weighted average participating common shares:
Basic	10,894,799	10,848,790
Diluted	10,913,746	10,926,772
Period-end number of shares:
Common	9,100,890	9,053,360
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.24%	-1.11%
Return on average common equity	2.78%	-22.77%
Return on average tangible common equity	3.72%	-30.18%
Net yield on earning assets (taxable equivalent)	4.18%	3.69%
Average equity to average assets	6.83%	7.56%
Allowance for loan losses as a % of total loans	1.81%	1.65%
Nonperforming assets to total assets, end of period	6.57%	6.29%
Nonperforming assets not covered by loss share	1.93%	2.75%
Ratio of net charge-offs, non-covered portion, to
average total loans, annualized	1.70%	1.62%

NM = Not meaningful due to Prior Year loss

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Year Ended
	December 31, 2011	December 31, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 103,343	$ 95,010	8.8%
Interest expense	32,920	34,747	(5.3)
Net interest income	70,423	60,263	16.9
Provision for loan losses	18,214	26,382	(31.0)
Net interest income after provision for loan losses	52,209	33,881	54.1
Non-interest income	20,803	28,813	(27.8)
Non-interest expense	67,864	55,172	23.0
Income before income tax expense	5,148	7,522	(31.6)
Income tax expense (benefit)	(1,783)	(204)	774.0
Net income	6,931	7,726	(10.3)
Preferred stock dividends and discount accretion	2,404	2,196	9.5
Net income available to common shareholders	$ 4,527	$ 5,530	(18.1)

PER SHARE DATA
Earnings per share, basic	$ 0.45	$ 0.62	-27.4%
Earnings per share, diluted	0.45	0.61	(26.2)
Tangible common book value per share	9.60	8.49	13.0

Weighted average participating common shares:
Basic	10,877,590	9,262,369
Diluted	10,894,131	9,337,392
Period-end number of shares:
Common	9,100,890	9,053,360
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.31%	0.38%
Return on average common equity	4.12%	4.98%
Return on average tangible common equity	5.56%	6.70%
Net yield on earning assets (taxable equivalent)	3.93%	3.65%
Average equity to average assets	7.11%	7.40%
Allowance for loan losses as a % of total loans	1.81%	1.65%
Nonperforming assets to total assets, end of period	6.57%	6.29%
Nonperforming assets not covered by loss share	1.93%	2.75%
Ratio of net charge-offs, non-covered portion, to
average total loans, annualized	1.14%	1.39%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2009
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 28,449	$ 25,065	$ 24,787	$ 25,042	$ 25,329	$ 19,586
Interest expense	8,338	8,197	8,021	8,364	9,051	7,550
Net interest income	20,111	16,868	16,766	16,678	16,278	12,036
Provision for loan losses	8,158	3,524	3,032	3,500	12,000	4,750
Net interest income after provision for loan losses	11,953	13,344	13,734	13,178	4,278	7,286
Non-interest income	12,168	3,839	2,371	2,425	1,847	2,930
Non-interest expense	23,524	14,715	14,893	14,732	17,202	8,602
Income (loss) before income tax expense (benefit)	597	2,468	1,212	871	(11,077)	1,614
Income tax expense (benefit)	(801)	46	(381)	(647)	(5,021)	(173)
Net income (loss)	1,398	2,422	1,593	1,518	(6,056)	1,787
Preferred stock dividends and discount accretion	601	601	601	601	600	498
Net income (loss) available to common shareholders	$ 797	$ 1,821	$ 992	$ 917	$ (6,656)	$ 1,289

Net interest income, as reported	$ 20,111	$ 16,868	$ 16,766	$ 16,678	$ 16,278	$ 12,036
Tax-equivalent adjustment	1,406	1,392	1,322	1,475	1,494	1,218
Net interest income, tax-equivalent	$ 21,517	$ 18,260	$ 18,088	$ 18,153	$ 17,772	$ 13,254

PER SHARE DATA
Earnings per share, basic	$ 0.08	$ 0.18	$ 0.10	$ 0.09	$ (0.61)	$ 0.18
Earnings per share, diluted	0.08	0.18	0.10	0.09	(0.61)	0.18

Weighted average participating common shares:
Basic	10,894,799	10,884,801	10,869,868	10,860,434	10,848,790	7,341,249
Diluted	10,913,746	10,899,653	10,886,162	10,878,950	10,926,772	7,350,425
Period-end number of shares:
Common	9,100,890	9,085,980	9,075,395	9,059,809	9,053,360	7,341,901
Convertible preferred	1,804,566	1,804,566	1,804,566	1,804,566	1,804,566	-

PERFORMANCE RATIOS
Return on average assets	0.24%	0.44%	0.30%	0.29%	-1.11%	0.44%
Return on average common equity	2.78%	6.47%	3.67%	3.53%	-22.77%	5.41%
Return on average tangible common equity	3.72%	8.65%	4.96%	4.84%	-30.18%	7.65%
Net yield on earning assets (taxable equivalent)	4.18%	3.79%	3.84%	3.87%	3.69%	3.52%
Average equity to average assets	6.83%	7.29%	7.25%	7.08%	7.56%	7.65%
Nonperforming assets to total assets, end of period	6.57%	6.24%	6.60%	6.54%	6.29%	2.02%
Nonperforming assets not covered by loss share	1.93%	2.75%	3.05%	3.03%	2.75%	2.02%
Ratio of net charge-offs, non-covered portion, to
average total loans, annualized	1.70%	0.70%	1.03%	1.05%	1.62%	1.55%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	December 31, 2011	December 31, 2010	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$ 1,389,451	$ 1,198,838	15.9%
Loans covered by loss share	320,032	309,342	3.5
Allowance for loan losses	(31,008)	(24,813)	25.0
Net loans	1,678,475	1,483,367	13.2
Loans held for sale	9,596	6,751	42.1
Investment securities	379,257	358,871	5.7
Intangible assets	29,115	28,445	2.4
Total assets	2,454,930	2,149,932	14.2

Deposits:
Non-interest bearing deposits	145,688	107,547	35.5
Interest-bearing demand and savings	909,402	841,062	8.1
Time deposits	1,063,097	879,461	20.9
Total deposits	2,118,187	1,828,070	15.9
Borrowed funds	163,924	157,920	3.8
Total interest-bearing liabilities	2,136,423	1,878,443	13.7
Shareholders' equity:
Preferred equity	47,398	46,918	1.0
Common equity	115,447	112,104	3.0
Accumulated other comprehensive income (loss)	1,010	(6,798)	(114.9)
Total shareholders' equity	163,855	152,224	7.6

	As of
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$ 1,389,451	$ 1,309,893	$ 1,244,862	$ 1,227,291	$ 1,198,838	$ 1,079,179
Loans covered by loss share	320,032	262,673	283,685	301,436	309,342	-
Allowance for loan losses	(31,008)	(24,177)	(23,373)	(24,325)	(24,813)	(17,309)
Net loans	1,678,475	1,548,389	1,505,174	1,504,402	1,483,367	1,061,870
Loans held for sale	9,596	6,753	1,909	1,679	6,751	2,766
Investment securities	379,257	348,989	339,381	333,265	358,871	366,506
Intangible assets	29,115	28,154	28,249	28,343	28,445	27,699
Total assets	2,454,930	2,197,758	2,146,745	2,157,280	2,149,932	1,634,185

Deposits:
Non-interest bearing deposits	145,688	130,978	128,694	116,286	107,547	66,801
Interest-bearing demand and savings	909,402	833,190	835,967	849,392	841,062	578,329
Time deposits	1,063,097	871,436	885,922	905,173	879,461	704,748
Total deposits	2,118,187	1,835,604	1,850,583	1,870,851	1,828,070	1,349,878
Borrowed funds	163,924	190,172	129,833	120,939	157,920	150,996
Total interest-bearing liabilities	2,136,423	1,894,798	1,851,722	1,875,504	1,878,443	1,434,073
Shareholders' equity:
Preferred equity	47,398	47,278	47,158	47,038	46,918	29,304
Common equity	115,447	114,924	113,400	112,685	112,104	91,797
Accumulated other comprehensive income (loss)	1,010	373	(2,989)	(5,512)	(6,798)	5,105
Total shareholders' equity	163,855	162,575	157,569	154,211	152,224	126,206

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
Quarterly average balances
Loans:
Loans not covered by loss share	$ 1,358,455	$ 1,274,530	$ 1,238,661	$ 1,210,550	$ 1,152,263	$ 1,058,657
Loans covered by loss share	291,353	273,179	292,561	305,389	320,052	-
Total loans	1,649,808	1,547,709	1,531,222	1,515,939	1,472,315	1,058,657
Investment securities, at amortized cost	345,613	334,709	323,661	352,480	344,146	408,781
Total earning assets	2,040,766	1,913,795	1,888,007	1,901,574	1,899,557	1,492,702
Total assets	2,359,374	2,179,220	2,144,753	2,150,436	2,155,061	1,616,235

Deposits:
Non-interest bearing deposits	139,928	129,390	123,398	110,957	110,401	59,458
Interest-bearing demand and savings	887,136	832,536	839,169	845,630	820,640	560,697
Time deposits	1,015,273	889,363	884,100	887,338	903,967	716,199
Total deposits	2,042,337	1,851,289	1,846,667	1,843,925	1,835,008	1,336,354
Borrowed funds	135,118	159,213	137,020	144,783	131,684	140,812
Total interest-bearing liabilities	2,037,527	1,881,112	1,860,289	1,877,751	1,856,291	1,417,708
Shareholders' equity	161,039	158,926	155,584	152,250	162,865	123,659

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of December 31,
	2011	2010	% Change
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 203.2	$ 200.9	1.1
Residential Construction	25.0	29.9	(16.4)
Presold	13.4	12.2	9.8
Speculative	11.6	17.7	(34.5)
Loan size - over $400,000	2.9	6.8	(57.4)
Loan size - $200,000 to $400,000	3.4	4.8	(29.2)
Loan size - under $200,000	5.3	6.1	(13.1)

Commercial Construction	71.7	44.9	59.7
Loan size - $5 million and over	9.3	12.5	(25.6)
Loan size - $3 million to $5 million	8.5	8.0	6.3
Loan size - $1 million to $3 million	32.4	14.9	117.5
Loan size - under $1 million	21.5	9.5	126.3

Residential and Commercial A&D	14.0	27.1	(48.3)
Loan size - $5 million to $6 million	-	11.7	(100.0)
Loan size - $3 million to $5 million	-	-	-
Loan size - $1 million to $3 million	10.1	10.0	1.0
Loan size - under $1 million	3.9	5.4	(27.8)

Land	92.5	99.0	(6.6)
Residential Buildable Lots	32.8	42.8	(23.4)
Commercial Buildable Lots	15.3	13.6	12.5
Land Held for Development	25.4	26.9	(5.6)
Raw and Agricultural Land	19.0	15.7	21.0

Commercial Real Estate	$ 723.5	$ 548.8	31.8
Multi-Family	38.1	44.5	(14.4)
Churches	36.5	26.0	40.4
Retail	515.9	372.1	38.7
Owner Occupied	153.4	118.2	29.8
Investment	362.5	253.9	42.8
Loan size - $5 million to $9 million	80.3	45.8	75.3
Loan size - $3 million to $5 million	56.9	47.4	20.0
Loan size - $1 million to $3 million	130.1	82.7	57.3
Loan size - under $1 million	95.2	78.0	22.1

Industrial	133.0	106.2	25.2
Owner Occupied	64.2	51.8	23.9
Investment	68.8	54.4	26.5
Loan size - $5 million to $6 million	-	-	-
Loan size - $3 million to $5 million	7.5	4.4	70.5
Loan size - $1 million to $3 million	35.2	23.8	47.9
Loan size - under $1 million	26.1	26.2	(0.4)

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)	Trends
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 203.2	$ 212.8	$ 196.6	$ 194.1	$ 200.9
Residential Construction	25.0	25.2	24.9	28.0	29.9
Presold	13.4	13.6	12.2	12.3	12.2
Speculative	11.6	11.6	12.7	15.7	17.7
Loan size - over $400,000	2.9	1.5	3.8	4.5	6.8
Loan size - $200,000 to $400,000	3.4	1.0	3.7	1.7	4.8
Loan size - under $200,000	5.3	9.1	5.2	9.5	6.1

Commercial Construction	71.7	73.5	54.4	43.9	44.9
Loan size - $5 million and over	9.3	14.1	12.6	7.4	12.5
Loan size - $3 million to $5 million	8.5	8.7	7.8	10.9	8.0
Loan size - $1 million to $3 million	32.4	34.5	20.9	11.4	14.9
Loan size - under $1 million	21.5	16.2	13.1	14.2	9.5

Residential and Commercial A&D	14.0	21.6	22.0	23.4	27.1
Loan size - $5 million to $6 million	-	6.1	6.0	6.1	11.7
Loan size - $3 million to $5 million	-	-	-	-	-
Loan size - $1 million to $3 million	10.1	11.1	12.1	11.9	10.0
Loan size - under $1 million	3.9	4.4	3.9	5.4	5.4

Land	92.5	92.5	95.3	98.8	99.0
Residential Buildable Lots	32.8	33.1	36.0	40.3	42.8
Commercial Buildable Lots	15.3	13.5	13.5	14.7	13.6
Land Held for Development	25.4	26.1	26.6	26.8	26.9
Raw and Agricultural Land	19.0	19.8	19.2	17.0	15.7

Commercial Real Estate	$ 723.5	$ 649.5	$ 605.8	$ 588.2	$ 548.8
Multi-Family	38.1	34.4	34.4	43.2	44.5
Churches	36.5	36.2	28.2	26.9	26.0
Retail	515.9	457.7	425.1	400.4	372.1
Owner Occupied	153.4	137.5	136.6	123.4	118.2
Investment	362.5	319.9	288.5	277.0	253.9
Loan size - $5 million to $9 million	80.3	61.9	51.7	54.3	45.8
Loan size - $3 million to $5 million	56.9	61.2	54.3	50.9	47.4
Loan size - $1 million to $3 million	130.1	107.8	98.5	91.8	82.7
Loan size - under $1 million	95.2	89.0	84.0	80.0	78.0

Industrial	133.0	121.2	118.1	117.7	106.2
Owner Occupied	64.2	61.1	59.6	58.7	51.8
Investment	68.8	60.1	58.5	59.0	54.4
Loan size - $5 million to $6 million	-	-	-	-	-
Loan size - $3 million to $5 million	7.5	7.6	7.6	7.7	4.4
Loan size - $1 million to $3 million	35.2	27.2	26.0	25.1	23.8
Loan size - under $1 million	26.1	25.3	24.9	26.2	26.2

CONTACT: W. Swope Montgomery, Jr., President and CEO, BNC Bancorp, +1-336-869-9200